                                   AGREEMENT

                                  BY AND AMONG

                               MHM SERVICES, INC.

                                      and

                       MHM EXTENDED CARE SERVICES, INC.,

                                      and

                        LIBERTY MANAGEMENT GROUP, INC.,

                                      and

                   LIBERTY BAY COLONY HEALTH SERVICES, INC.,

                               TABLE OF CONTENTS

Paragraph    Title                                                Page
---------    -----                                                ----
   No.
   --
    1.       Purchase and Sale of Assets                            2
    2.       Purchase Price                                         5
    3.       Representations and Warranties of Sellers             16
    4.       Representations and Warranties of Buyer               23
    5.       Covenants of Sellers                                  27
    6.       Covenants of Buyer                                    30
    7.       Conditions to Obligations of Buyer and Buyer Parent   32
    8.       Conditions to Obligations of Sellers                  34
    9.       Provisions for Indemnification                        35
   10.       Closing                                               41
   11.       Opinion of Counsel for Sellers                        42
   12.       Opinion of Counsel for Buyer                          43
   13.       Restrictive Covenant                                  44
   14.       Survival of Representations and Warranties            46
   15.       Further Assurances                                    46
   16.       Termination                                           47
   17.       Notices                                               47
   18.       Broker                                                49
   19.       Expenses                                              49
   20.       No Solicitation                                       50
   21.       Entire Agreement                                      50
   22.       Employees                                             51
   23.       Binding Effect                                        52





                                      (i)

Paragraph    Title                                                Page
---------    -----                                                ----
   No.
   --
   24.       Assignment                                            52
   25.       Headings                                              53
   26.       Law Governing                                         53
   27.       Counterparts                                          54
   28.       Consented Assignment                                  54
   29.       Guaranty of Buyer Parent                              54
   30.       Guaranty of Seller Parent                             55
   31.       Consent to Use of Name                                55





                                      (ii)

                               LIST OF EXHIBITS
                               ----------------
Exhibit Number                                                     Description
--------------                                                     -----------
    1(a)(i)                                   List of Facility Contracts

    2(a)(ii)                                  Promissory Note

    2(c)(v)                                   Cash Basis Bad Debt Reserve  Percentage

    2(e)(ii)                                  Estimate of a Regional Allocation for the Period
                                              Ended November 30, 1997

    2(e)(iii)                                 List of 15 Facility Contracts

    3(c)                                      Material Changes

    3(d)                                      Exceptions to Title to Assets

    3(e)                                      Breaches of Sun Contract

    3(f)                                      List of Claims

    3(g)                                      Exceptions to Required Sellers'  Authorizations

    3(h)
                                              Notices

    3(i)(i)                                   Exceptions to Compliance with  Laws

    3(j)                                      Union Activity - Business

    4(d)                                      Buyer Parent Financial  Statements

    4(f)                                      Insurance for Buyer

    4(g)                                      Union Activity - Buyer Geripsych  Business

    10(a)(i)                                  Bill of Sale and Assignment

    22                                        List of Employees





                                     (iii)

                                   AGREEMENT

         THIS AGREEMENT (the "Agreement"), made this 22nd day of November, 1996 by and among MHM Services, Inc., a corporation organized and existing under the laws of the State of Delaware (hereafter referred to as "Buyer Parent") and its wholly owned subsidiary MHM Extended Care Services, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Buyer") and Liberty Management Group, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter referred to as "Seller Parent"), and its wholly owned subsidiary Liberty Bay Colony Health Services, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter referred to as "Seller Sub" and, collectively with Seller Parent, as "Sellers"). The term "Sellers" as used herein shall mean the Sellers or each or either of them, as the context requires.

                             W I T N E S S E T H :

         WHEREAS, the business of Seller Sub consists of managing the provision of mobile professional geripsych services for skilled nursing facilities, adult day care centers, and assisted living facilities in Massachusetts (currently numbering approximately sixty facilities), and providing such services to residents of such facilities as well as counseling services to such residents' families in such facilities (which counseling services are currently billed under Medicare Procedure Codes 90846 and 90847)

(hereinafter referred to as the "Business").

         WHEREAS, Buyer wishes to purchase from Sellers certain of the assets and contractual rights of the Business owned by Sellers; and

         WHEREAS, Sellers wish to sell the said assets and contractual rights to Buyer upon, under and subject to certain terms and conditions agreed upon by and among the parties as hereinafter set forth; and

         NOW THEREFORE, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.      PURCHASE AND SALE OF ASSETS

                 (a) Buyer hereby agrees to purchase from Sellers and Sellers agree to sell to Buyer the following assets and contractual rights related to the Business (collectively, the "Assets"), owned by Sellers, for the purchase price set forth in paragraph 2 hereinafter:

                                  (i)  All of Sellers' rights under or in
connection with certain agreements related to the Business in force on the Closing Date (as hereinafter defined), as follows: agreements relating to managing the provision of mobile professional geripsych services for skilled nursing facilities, adult day care centers and assisted living facilities and providing such services to residents of such facilities as well as counseling services to families of such residents in such facilities (which services are currently billed under Medicare Procedure Codes 90846 and 90847), including, without limitation, the Sun Contract, as hereinafter defined (each, a "Facility Contract" and collectively, "Facility Contracts") (a list of those Facility Contracts in force on the date of this Agreement is attached as EXHIBIT 1(a)(i) hereto). Buyer and Sellers agree that all of Sellers' rights under, or in connection with, agreements to be transferred to Buyer pursuant to this subparagraph 1(a)(i) at the Closing (as hereinafter defined) shall be as set forth above and in EXHIBIT 1(a)(i), with such additions and deletions between the time of the execution of this Agreement and the Closing that are entered into in the ordinary course of business;

                                  (ii)     All customer lists, records and
files, plans, systems, methods, designs, protocols, policies and procedures, and books and records relating to the operations, personnel, vendors, suppliers and customers of the Business; and

                                  (iii)    All personnel and payroll records of
employees of Sellers who become employees of Buyer after the Closing.

                 (b) The Assets shall be transferred by Sellers to Buyer free of all security interests, liens, encumbrances, and indebtedness of any kind, provided, however, that all contracts are subject to the rights of the other parties to such contracts.

                 (c) Buyer shall not assume, nor be obligated to perform, fulfill or pay, any obligations or indebtedness of Sellers or the Business whatsoever, except that Buyer shall assume all obligations and indebtedness related to the Business with respect to acts, occurrences and obligations occurring or accruing on and after the Closing Date under or in connection with the Assets.

                 (d) The Assets to be transferred to Buyer hereunder shall not include, and Sellers shall retain for their own account, any other assets of the Business, including, without limitation, any and all licenses, leases, computers, and furniture; any part of the trade name (except as expressly set forth in paragraph 31 hereof); accounts receivable and related contract rights and claims for the period prior to the Closing Date and records relating thereto to the extent such records do not also relate to services to be provided on or after the Closing Date; and similar related items.

                 (e) Under the letter of intent dated September 17, 1996 between Sellers and Buyer, it was contemplated that Sellers would sell to Buyer not only the Business but also a similar business in Connecticut operated by a subsidiary of Seller Sub (the "Sellers' Connecticut Business"). After consideration, Buyer has decided that it wants to purchase only the Business, even though the Business and Sellers' Connecticut Business service some of the same customers or affiliates thereof (collectively, the "Dual State Customers"). Sellers have concluded that Buyer's purchase of the Business makes the continuation of Sellers' Connecticut Business uneconomical and, therefore, Sellers plan to close down or otherwise terminate Sellers' Connecticut Business. Notwithstanding anything contained to the contrary in this Agreement, Sellers shall not have any liability under this Agreement whatsoever (except for any potential liability pursuant to the first sentence of Section 3(e)) if the closure, termination or wind down of the Sellers' Connecticut Business results in or contributes to the termination of any of the Facility Contracts by any Dual State Customers.

         2.      PURCHASE PRICE

                 (a) As consideration for the purchase of the Assets and the restrictive covenants of Sellers, Buyer shall deliver to Sellers as the Purchase Price hereunder:

                                  (i)  One Hundred and Fifty Thousand Dollars
($150,000.00) payable to Sellers jointly at the Document Closing (as hereinafter defined), by wire transfer of immediately available funds;

                                  (ii) One Hundred and Fifty Thousand Dollars
($150,000.00) payable to Sellers jointly at the Document Closing by delivery of an absolute, unconditional and fully negotiable promissory note dated as of the Closing Date payable to the order of Sellers jointly, without offset or defense of any kind or nature except for an offset of Seventy Five Thousand Dollars ($75,000.00) if the Sun Contract (as hereinafter defined) was invalid in its entirety due to an act or omission of Sellers prior to the Closing (other than the entry into of this Agreement or consummation of the transactions contemplated hereby), guaranteed by Buyer Parent, which note shall provide for quarterly payments of interest at the annual rate of nine percent (9%) and a balloon payment of the principal amount (together with payment of interest for the prior quarter) on the maturity date three years after the Closing Date, and shall be in the form attached as EXHIBIT 2(a)(ii) (the "Promissory Note"); and

                                  (iii)    Such Annual Earnout described in
subparagraph 2(b) thereof as may be payable on the dates and in accordance with the terms specified in subparagraph 2(c) hereof.

                 (b) With respect to the period of five (5) years commencing on December 1, 1996 (the "Earnout Commencement Date"), Buyer shall pay to Sellers and Sellers will be entitled to receive from Buyer, subject to the payment provisions of paragraph 2(c), twenty percent (20%) of the annual Cash Flow of each Contract (as defined in paragraph 2(e) hereof) (the "Annual Earnout").

                 (c) The Annual Earnout and Annual Net Revenue Target (as defined in paragraph 2(e) hereof) shall be calculated on an accrual basis for each annual period (each an "Annual Earnout Period") within ninety (90) days after the end of each year after the Earnout Commencement Date for five (5) years (each an "Annual Calculation Date") subject to the Final Cash Basis Adjustment, if any, as described in paragraph 2(c)(v) hereof; provided, however, that the Annual Earnout shall only be payable to Sellers as follows:

                          (i)  On each Annual Calculation Date Buyer will
provide Seller Parent with detailed reports and calculations of the Annual Net Revenue Target, Cash Flow of each Contract and Annual Earnout for the preceding Annual Earnout Period, determined through the end of such Annual Earnout Period, together with a certification by the Chief Financial Officer of Buyer Parent of the completeness and accuracy of such calculations in accordance with the terms of this Agreement. Seller Parent shall have the right to audit the records that support all such detailed reports and calculations by Buyer, in accordance with the provisions of subparagraph 2(g) hereof.

                          (ii)  Within fifteen (15) days after the end of each
Annual Calculation Date and each quarterly period after the first Annual Earnout Period (the "Quarterly Reporting Date") until the seventy-eighth month after the Earnout Commencement Date, Buyer shall provide Seller Parent with:
(a) a detailed report of all collections received by Buyer during the preceding Annual Earnout Period (in the case of reports to be provided on an Annual Calculation Date) or the quarterly period ended on the last day of the month preceding such Quarterly Reporting Date (in the case of reports to be provided on a Quarterly Reporting Date) with respect to all Contract Net Revenues for each preceding Annual Earnout Period, designating the Annual Earnout Period to which such collections apply; and (b) a detailed report and calculation of the Current Revenue Collection Percentage (as defined in subparagraph 2(e) hereof) for each preceding Annual Earnout Period. Seller Parent shall have the right to audit the records that support the detailed report and calculation of each Current Revenue Collection Percentage, in accordance with the provisions of subparagraph 2(g) hereof.

                          (iii)  On each Annual Calculation Date and Quarterly
Reporting Date, Buyer shall pay to Sellers the sum of the products for all Annual Earnout Periods of: (a) the Annual Earnout for each such Annual Earnout Period; multiplied by (b) the Current Revenue Collection Percentage for each such Annual Earnout Period; provided, however, that such payments shall be reduced by the amounts of the Annual Earnout previously paid with respect to each Annual Earnout Period.

                                  (iv)  On each Annual Calculation Date and
Quarterly Reporting Date, as of which the Current Revenue Collection Percentage for any Annual Earnout Period exceeds 100%, Buyer shall also pay to Seller (in addition to the amounts referred to above), 20% of the amounts by which the Contract Net Revenues actually collected exceed the Annual Net Revenue Target for such Annual Earnout Period.

                                  (v)  On each Quarterly Reporting Date which
coincides with the fifteen month anniversary of the Annual Calculation Date for each Annual Earnout Period, if the Current Revenue Collection Percentage for such Annual Earnout Period is then less than 100%, Buyer shall recalculate the Cash Flow of Each Contract and Annual Earnout for such Annual Earnout Period by substituting in the formulas thereof, for the applicable Base Bad Debt Reserve Percentage, the actual Cash Basis Bad Debt Reserve Percentage determined in a manner consistent with the methodology discussed on EXHIBIT 2(c)(v) (the "Final Cash Basis Adjustment"). Within 30 days after Seller receives detailed calculations of the Final Cash Basis Adjustment, for any Annual Earnout Period (subject to Sellers' rights to audit such information as described below)

Sellers shall refund to Buyer the aggregate amounts by which: (x) the cumulative cash payments received by the Seller applicable to the Annual Earnout for such Annual Earnout Period calculated on an accrual basis pursuant to paragraph 2(b) and 2(e)(iii) hereof; exceeds (y) the Annual Earnout calculated in the Final Cash Basis Adjustment.

                 (d) The Cash Flow of each Contract during each Annual Earnout Period will be determined separately and not cumulatively with other Facility Contracts or other Annual Earnout Periods for purposes of calculating any Annual Earnout. If there is Cash Flow for any Facility Contract in any such Annual Earnout Period, calculation of the Annual Earnout for such Annual Earnout Period shall be due for such Facility Contract for such period and shall not be affected by any net loss on any other Facility Contract, whether in the same or any other Annual Earnout Period. Sellers shall not be obligated to return any payment on account of an Annual Earnout in the event of any net loss incurred under any Facility Contract with respect to any Annual Earnout Period after such payment is made.

                 (e) As used herein, the following terms have the following meanings:

                                  (i)  "Annual Net Revenue Target" shall mean
(for such Annual Earnout Period) the amount of the Contract Net Revenues (as defined in paragraph 2(e)(vii) hereof) from all Facility Contracts during such Annual Earnout Period; minus a reasonably projected bad debt reserve for such Contract Net Revenues, not to exceed 10% thereof for the first two Annual Earnout Periods (the "Base Bad Debt Reserve Percentage"). Collections in excess of the Annual Net Revenue Target for each respective Annual Earnout Period will result in additional payments by Buyer to Seller as provided in paragraph 2(c)(iv) hereof, and the Base Bad Debt Reserve Percentage for the final three Annual Earnout Periods may be adjusted as of the third Annual Calculation Date, by applying the methodology described on Exhibit 2(c)(v) hereto, to the actual collection experience for the first Annual Earnout Period. In the event the Base Bad Debt Reserve Percentage for any Annual Earnout Period is increased pursuant to the Final Cash Basis Adjustment outlined in paragraph 2(c)(v), then paragraph 2(c)(iv) will apply to all collections received thereafter for the Net Contract Revenues of such Annual Earnout Period.

                                  (ii) "Aggregate Regional Overhead Costs"
shall mean reasonable and ordinary costs directly incurred by the Buyer in connection with the operations of Buyer in Massachusetts (which are substantially similar in nature, scope and category to the costs reflected in Buyer's general ledger which were used to make the estimate of a Regional Allocation for the period ended November 30, 1997, as set forth in EXHIBIT 2(e)(ii));

                                  (iii)    "Cash Flow of each Contract" shall
mean the Contract Net Revenues for each Facility Contract minus (a) the direct costs of providing such services, which shall be estimated by multiplying the Contract Net Revenues for such Facility Contract by the Contract Cost Percentage; (b) a reserve for bad debts which will not exceed the applicable Base Bad Debt Reserve Percentage; (c) amounts reasonably charged against revenues as refunds made with respect to payments previously received by Buyer for services rendered pursuant to such Facility Contract (the "Refunds"); and (d) an allocation of regional overhead to such Facility Contract (the "Regional Allocation"), initially in the amount of $7,000 for each separate nursing facility, adult day care center or assisted living facility (i.e., related facilities on the same "campus" shall be considered a single "facility" for such purpose) covered by a Facility Contract (a "Business Facility") for the first Annual Earnout Period.

         (w) For the first Annual Earnout Period only, the Regional Allocation for each Business Facility may be increased above $7,000 by an amount determined by taking 50% of the aggregate sum of the negative Cash Flow of each Contract derived from the 15 Facility Contracts listed on EXHIBIT 2(e)(iii) for the first Annual Earnout Period but not to exceed $100,000 in any event (the "Unabsorbed Regional Overhead") and then dividing the resulting amount by the total number of Business Facilities under contract to Buyer for the provision of mobile geripsych management services that yielded a positive Cash Flow of each Contract for the first Annual Earnout period.

         (x) For each Annual Earnout Period after the first Annual Earnout Period, such Regional Allocation for each Business Facility shall be made by multiplying the Aggregate Regional Overhead Costs for such Annual Earnout Period by the ratio of the Total Net

Revenues to the total revenues of Buyer arising from its operations in Massachusetts and dividing the resulting product by the total number of skilled nursing facilities, adult day care centers and assisted living facilities in Massachusetts under contract to Buyer for the provision of mobile geripsych management services (each, a "Facility") (with any such Facility under contract for less than the entire year to be counted in such total number based on the fraction of the year for which such Facility was under contract); provided, however, that for each Annual Earnout Period after the first Annual Earnout Period, any proposed Regional Allocation for a Business Facility exceeding $7,700 shall require the consent of Seller Parent, which consent shall not be unreasonably withheld; and provided, further, that the Regional Allocation shall in no event exceed $10,000 for each Business Facility for any Annual Earnout Period.

         (y) In reporting any proposed change in the Regional Allocation, Buyer shall provide Seller Parent with a detailed report which compares each category of expense and the allocation thereof by Facility for the preceding Annual Earnout Period, to the same category of expense and the allocation thereof for the Annual Earnout Period for which such change is proposed. Seller Parent shall have the right to audit the records that support the detailed report and calculation of any proposed change in the Regional Allocation. In the event that Seller Parent withholds its consent to any proposed increase of the Regional Allocation allocable to a Facility above $7,700 for more than thirty
(30) days after receipt
of such detailed report and calculation, Seller Parent shall be deemed to have given written notice to Buyer pursuant to subparagraph 2(g) hereof of its election to exercise its right to audit the records supporting such detailed report and calculation, and the dispute as to the proposed increase shall be resolved in accordance with the procedures established in paragraph 2(g) hereof.

         (z) In calculating the "Cash Flow of each Contract," no deductions from net revenues shall be made for interest, bad debts, depreciation, amortization, corporate overhead or regional overhead (except for the Regional Allocation and bad debt reserves expressly referred to hereinabove).

                                  (iv)  "Contract Cost Percentage" as used
herein shall mean (a) all direct costs incurred for professional mental healthcare services directly related to the Business, including, without limitation, salaries, fringe benefits, FICA, reasonable and ordinary payments for services rendered pursuant to independent contract arrangements with a professional, any insurance (including professional liability insurance) covering professionals providing services under all of the Facility Contracts, and reasonable ordinary and necessary business expenses, including, without limitation, travel expenses (if reimbursed or paid by Buyer) incurred by any professionals for such services divided by (b) the total Contract Net Revenues for all Facility Contracts.

                                  (v)  "Current Revenue Collection Percentage"
shall mean, for each Annual Earnout Period preceding any Annual

Calculation Date or Quarterly Reporting Date referred to above, the percentage (which may exceed 100%) of the Annual Net Revenue Target for such Annual Earnout Period which has actually been collected as of the end of the Annual Earnout Period or quarterly period, as the case may be, immediately preceding such Annual Calculation Date or Quarterly Reporting Date, as the case may be, with respect to the Contract Net Revenues generated during such Annual Earnout Period.

                                  (vi) "Sun Contract" shall mean the Geripsych
Consulting Agreement dated as of October 1, 1995 between Seller Parent and Seller Sub, on the one hand, and Sun Healthcare Group, Inc. and Sunrise Healthcare Corporation (collectively, the "Sun Parties"), on the other hand.

                                  (vii)    "Contract Net Revenues" as used
herein shall mean gross revenues billed for services pursuant to each Facility Contract, minus adjustments to reduce these revenues by provisions for discount arrangements with commercial payers and other contractual or administrative allowances with government payors. The differences between established billing rates and amounts estimated to be received under such discount, contractual and administrative arrangements are accounted for as "contractual adjustments".

                 (f)      The Purchase Price shall be allocated as follows:

                                  (i)  Five Thousand Dollars ($5,000.00) to the
restrictive covenant set forth in paragraph 13; and

                                  (ii) the balance of the Purchase Price to the
purchase of the Assets that are intangible.

                 (g) Seller Parent may exercise its right to audit detailed reports and calculations pursuant to paragraphs 2(c)(i), (ii) and (v), and 2(e)(iii) hereof only in accordance with the procedures set out in this paragraph. Seller Parent shall give written notice to Buyer within thirty (30) days after receipt of a detailed report and calculation of its election to exercise its right to audit the supporting records. If Seller Parent so elects, it shall retain an accounting firm at its expense to conduct such audit (or it may conduct such audit with representatives of the Seller Parent) and shall provide a copy of the determination of such accounting firm or such representatives (the "Seller Determination") to Buyer within thirty (30) days after delivery of its written notice of election to Buyer. Buyer and Buyer Parent shall provide such accounting firm or representatives with reasonable access and cooperation with regard to the files and materials relevant to such audit in order to facilitate and expedite such audit, including making available in Massachusetts, at the expense of Sellers, copies of documents maintained outside of Massachusetts, provided that such accounting firm or representatives identify such documents with reasonable specificity. Seller Parent shall take such measures to maintain the confidentiality of any information obtained in any audit as it takes to maintain the confidentiality of its own confidential information, and all such information will be destroyed or returned to Buyer promptly after the conclusion of the audit, or in the event of an arbitration, the issuance of an arbitration award. In the event there is a discrepancy between Buyer's detailed report and calculation and the Seller Determination, and the parties hereto do not reach an agreement on any adjustments to Buyer's detailed report and calculation within twenty (20) days following Buyer's receipt of a copy of the Seller Determination, then the matter shall be submitted to binding arbitration in Boston, Massachusetts, before a single arbitrator who is a Certified Public Accountant, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). If the parties fail to agree on the selection of an arbitrator within ten (10) days after the expiration of the above-described twenty (20) day period, then the AAA shall promptly make the selection, which decision shall be binding upon the parties. The disputed issues shall be submitted to the arbitrator within five (5) days after selection of the arbitrator and each issue shall be decided by the arbitrator within thirty (30) days. The fees and expenses of the AAA and the arbitrator shall be paid by the parties hereto in proportion to the dollar amount of the disputed issues decided against each party. Judgment may be entered on any decision rendered by the arbitrator, including the fees and expenses of the AAA and the arbitrator.

         3.      REPRESENTATIONS AND WARRANTIES OF SELLERS

                 Sellers jointly and severally represent and warrant, upon which representations and warranties Buyer relies, and which representations and warranties shall survive Closing for the period set forth in paragraph 14 hereinafter, as follows:

                 (a) Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, and has all requisite power and authority to own the Assets and carry on the Business as it is now being conducted and to enter into this Agreement and to consummate the transactions contemplated hereunder. The Articles of Incorporation and all amendments thereto to date of Sellers and their Bylaws as amended to date, all of which have been delivered to Buyer for review prior to execution of this Agreement, are full, complete and correct to the date of this Agreement. Sellers are not in violation of any of the provisions of their Articles of Incorporation, as amended, nor of their Bylaws as amended.

                 (b) Sellers have delivered to Buyer unaudited compiled financial information for the Business for the period(s) ending August 31, 1996 (the "Financial Information"). The Financial Information has been derived from the books and records of Sellers, and in management's opinion fairly represents the results of the operation of the Business for the periods presented in all material respects, except as otherwise noted in the Financial Information. The preparation of the Financial Information required management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

                 (c) Since August 31, 1996 except as described on EXHIBIT 3(c) attached hereto and made a part hereof, there has not been (i) any material change, or any material development, or the incurring of any material liability which has affected in a materially adverse manner the Assets or the Business other than in the ordinary course of business; or (ii) any modification affecting the term or economics or termination of any Facility Contract, or failure to renew or extend any Facility Contract (except in the ordinary course of business).

                 (d) Sellers own and have good and marketable title to all the Assets, except, in the case of contractual rights, subject to the consent of the other contracting party or parties before a transfer of such rights may occur. Except as described on EXHIBIT 3(d) attached hereto and made a part hereof, the Assets are not subject to any security interest, mortgage, deed of trust, pledge, lien, encumbrance, option, or restriction or limitation on their transferability (collectively, "Encumbrances"), and none of the Assets is subject to any commitment or other arrangement for their sale or use by any affiliate of Sellers or by any third party.

                 (e) Copies of all Facility Contracts have been delivered to Buyer (or copies of the form of agreement have been delivered to Buyer and access to the original, individual contracts has been granted to Buyer) and are true and complete in all respects material to the term and economics thereof (except for the copy of the Sun Contract, which is true and complete in all respects). Sellers have substantially complied in all respects with all of the provisions of all Facility Contracts, and are not in breach, violation or default under any of them. No event has occurred with respect to the Sun Contract that constitutes, or with the lapse of time or the giving of notice, or both, would constitute a breach, violation or default under the Sun Contract that would permit the Sun Parties to terminate the Sun Contract, or to recover damages or otherwise avail themselves of a legal or equitable remedy thereunder, except as described on EXHIBIT 3(e).

                 (f) Except for those matters disclosed on EXHIBIT 3(f) attached hereto and made part hereof, there is no action, suit, litigation, claim, administrative, state, federal or local, or governmental or quasi-governmental investigation or proceeding pending or, to the best of Sellers' knowledge, threatened against Seller relating to the Business or the Assets. Sellers are not party to, or the subject of, any action, suit, litigation, claim, administrative proceeding or governmental or quasi-governmental investigation relating to the Business or the Assets; nor to the best of the knowledge of Sellers is any such action, suit, litigation, proceeding or investigation threatened. Sellers are not subject to any order, judgment, decree or obligation which would limit their ability to operate the Business in the ordinary course or enter into this Agreement and consummate the transactions contemplated hereby.

                 (g) This Agreement does not violate any existing statute, law, regulation, rule, court or administrative judgment, order or decree which is applicable to Sellers or the Assets or the Business, or to which Sellers are subject or by which Sellers are bound, or Sellers' Articles of Incorporation or Bylaws. Except as set forth in EXHIBIT 3(g) attached hereto and made a part hereof, all actions of Sellers necessary to authorize Sellers to execute, deliver and consummate this Agreement have been duly and validly authorized and taken; no further actions or authorizations are required; and this Agreement constitutes the valid, legally binding obligation of Sellers and is enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and further except to the extent that the enforceability of such obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Agreement and the transactions contemplated herein will not constitute a violation or breach of, or be in conflict with, or constitute a default under the terms of, or require the consent not heretofore obtained of any person under, any contract (other than the Facility Contracts), agreement, equipment lease or other instrument to which Sellers or are subject, or are parties, or are bound.

                 (h) No Seller has received any notice of any pending or threatened claim, investigation, or inquiry by any governmental or quasi-governmental authority asserting that any Seller has at any time engaged in any unlawful activity in the operation of the Business, except as noted on
EXHIBIT 3(h) hereto.

                 (i) (i)To the best of Sellers' knowledge, except as set forth in EXHIBIT 3(i)(i) Sellers have complied in all material respects with, and are currently in compliance with, all existing statutes, laws, ordinances, rules, regulations, judgments, decrees and orders, of any court or governmental or quasi-governmental authority, to which the Business (or Sellers with respect to the Business) is subject or by which either is bound and non-compliance with which could adversely affect the Business in any material respect.

                                  (ii) No Seller has executed any contracts or
agreements with any governmental authority or person expressly providing that the Business shall provide a certain amount of free care.

                 (j) Except as described on EXHIBIT 3(j) attached hereto and made part hereof:

                                  (i)  To the actual knowledge of Sellers, no
employees of the Business are represented by any labor organization with respect to their employment in the Business and, as of the date hereof, no labor organization or group of such employees of the Business has made a demand to any Seller for recognition or has filed a petition with any Seller seeking a representation proceeding or given Sellers notice of any intention to hold an election of a collective bargaining representative. To the actual knowledge of Sellers, there is no strike, work stoppage, or labor disturbance pending or threatened which involves any such employee of the Business; and

                                  (ii) To the actual knowledge of Sellers,
there are no unfair employment or labor practice charges or employment-related litigation or administrative proceedings which are presently pending against any Seller in relation to employees of the Business.

                 (k) No Seller, or any officer, director or employee, or any agent with actual authority, of any Seller has at any time made gifts, gratuities, or payments in any other form, whether in cash, goods or services, to any persons or entities whatsoever, in payment for, or intended to induce or encourage, or which resulted in or may have resulted in or had the effect of inducing, obtaining, encouraging or continuing the referral of persons or entities as customers for the Business, or inducing, obtaining, encouraging or extending any contractual relationship, written or oral with respect to the Business, in violation of any law; nor has any Seller or any officer, director, employee, member or agent thereof (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal payments or remuneration have been or will be made, provided for, or offered, either directly or indirectly with respect to the Business through agents with actual authority, brokers, distributors, dealers or other intermediaries, or (ii) made any illegal contribution of monies, services or property to any political party, candidate or elected official for any purpose.

                 (l) There is no material fact about the Assets or the Business or Sellers as of the Closing Date known to Sellers which Sellers have not disclosed in this Agreement or in any Exhibit hereto which materially and adversely affects or may reasonably be expected to affect, materially and adversely, the Assets or the

Business as of the Closing Date. Sellers make no warranties, representations or covenants whatsoever regarding the prospects, projections, operations or earnings, assets, liabilities or condition (financial or otherwise) of the Assets or the Business after the Closing Date.

         Buyer and Buyer Parent acknowledge that all of the Facility Contracts, other than the Sun Contract, can be terminated without cause on relatively short periods of time, generally 30 to 60 days. In addition, Buyer and Buyer Parent acknowledge that Sellers do not have certain licenses which Buyer has in Massachusetts which will allow the Buyer to run the Business in a more efficient manner. Sellers acknowledge that the Business has not been profitable prior to the date hereof. Buyer and Buyer Parent acknowledge that the success or failure of the Business on a going forward basis will depend largely on the Buyer's handling of the Facility Contracts in the future. Notwithstanding anything to the contrary contained herein Sellers make no representations, warranties or covenants as to the survival of any Facility Contract after the Closing or as to the assignability of any of the Facility Contracts.

         4.      REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer represents and warrants to Sellers, upon which representations and warranties Sellers rely, and which representations and warranties shall survive Closing for the period set forth in paragraph 14 hereinafter, as follows:

                 (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware, and has all requisite power and authority (corporate and other) to enter into this Agreement and to consummate the transactions contemplated hereby.

                 (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder by Buyer have been duly and validly authorized and no further actions or authorizations are required; and this Agreement has been duly executed and delivered by Buyer and constitutes the valid, legally binding obligation of Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and further except to the extent that the enforceability of such obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                 (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not:

                                  (i)  Result in any breach of, or constitute a
default under, the Certificate of Incorporation or Bylaws of Buyer, or any contract, agreement, instrument or obligation to which either Buyer or Buyer parent is a party or to which either of them is subject or by which either of them is bound, or;

                                  (ii) Violate any existing statute, law,
regulation, rule, court or administrative judgment, order, or decree applicable to Buyer or to which it is subject or by which it is bound.

                 (d) Buyer has or will have by the Closing Date all licenses and approvals necessary to conduct the Business after the Closing Date. Buyer represents that it has adequate financial resources available to it from Buyer Parent to finance the working capital needs of the Business after the Closing Date as evidenced by copies of the most recent financial statements for Buyer Parent filed with the Securities and Exchange Commission, copies of which are attached hereto as EXHIBIT 4(d). Buyer is not subject to any order, judgment, decree or obligation which would limit its ability to operate the Business in the ordinary course after the Closing or enter into this Agreement and consummate the transactions contemplated hereby. Buyer has not received any notice of any pending or threatened claim, investigation, or inquiry by any governmental authority or quasi-governmental authority asserting that Buyer has at any time engaged in any unlawful activity in the operation of its business of providing mobile professional geripsych services to residents of skilled nursing facilities, adult day care centers and assisted living facilities and counseling services to such residents' families as currently billed under Medicare Procedure Codes 90846 and 90847 (the "Buyer Geripsych Business"). To the best of Buyer's knowledge, Buyer has complied with, and is currently in compliance with, all statutes, laws, ordinances, rules, regulations, judgments, decrees and orders of any court or governmental or quasi-governmental authority, to which Buyer is subject or by which it is bound, non-compliance with which could adversely affect the Business in any material respect after the Closing.

                 (e) Buyer has not executed any contracts or agreement with any governmental authority or person expressly providing that Buyer shall provide a certain amount of free care in Massachusetts in the Buyer Geripsych Business.

                 (f) EXHIBIT 4(f) attached hereto and made part hereof contains a complete and correct list of all policies of insurance of every kind and nature maintained by or on behalf of Buyer relating to the Buyer Geripsych Business, including policies of life, fire, liability, title, professional liability, theft, employee fidelity, workers' compensation and all other forms of casualty and liability insurance, indicating the insurer, the policy or binder number, the type of coverage, the amount of coverage, and the expiration date, with a brief description of the coverage afforded by each policy.

                 (g) Except as described on EXHIBIT 4(g) attached hereto and made part hereof:

                                  (i)  To the actual knowledge of Buyer, no
employees of the Buyer Geripsych Business are represented by any labor organization with respect to their employment in the Buyer Geripsych Business and, as of the date hereof, no labor organization or group of such employees of the Buyer Geripsych Business has made a demand to any Buyer for recognition or has filed a petition with any Buyer seeking a representation proceeding or given Buyer notice of any intention to hold an election of a collective bargaining representative. To the actual knowledge of Buyer, there is no strike, work stoppage, or labor disturbance pending or threatened which involves any such employee of the Buyer Geripsych Business; and

                                  (ii) To the actual knowledge of Buyer, there
are no unfair employment or labor practice charges or employment-related litigation or administrative proceedings which are presently pending against any Buyer in relation to employees of the Buyer Geripsych Business.

                 (h) Neither Buyer nor Buyer Parent nor any officer, director or employee, nor agent with actual authority, of Buyer or Buyer Parent has at any time made gifts, gratuities, or payments in any other form, whether in cash, goods or services, to any persons or entities whatsoever, in payment for, or intended to induce or encourage, or which resulted in or may have resulted in or had the effect of inducing, obtaining, encouraging or continuing the referral of persons or entities as customers for the Buyer Geripsych Business, or inducing, obtaining, encouraging or extending any contractual relationship, written or oral with respect to the Buyer Geripsych Business, in violation of any law; nor has the Buyer or Buyer Parent or any officer, director or employee, member or agent with actual authority thereof (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal payments or remuneration have been or will be made, provided for, or offered, either directly or indirectly with respect to the Buyer

Geripsych Business through agents, brokers, distributors, dealers or other intermediaries, or (ii) made any illegal contribution of monies, services or property to any political party, candidate or elected official for any purpose.

         5.      COVENANTS OF SELLERS

                 From the Document Closing to the Closing, Sellers jointly and severally agree to use commercially reasonable efforts:

                 (a) To conduct the Business in the ordinary course of business and substantially in accordance with past practice, except for such changes as are required by applicable laws and regulations, and in material compliance with applicable law; and not to make any material change of the Business's operational, marketing, pricing or purchasing policies.

                 (b) Except in the ordinary course of business, not to sell, mortgage, pledge, encumber, assign, or dispose of any material portion of the Assets except as permitted under the provisions of this Agreement.

                 (c) To maintain the books and records of the Business generally consistent in all material respects with prior practice.

                 (d) Except in the ordinary course of business, not to take any other action which would cause any of the representations and warranties made in this Agreement by Sellers to be materially untrue or incorrect in any adverse respect on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

                 (e) During the period from the date of this Agreement to the Closing Date, to give Buyer, its counsel, accountants, agents, employees and other representatives ("Buyer's Representatives"), reasonable access upon prior notice to the offices, records, files and books of account of Sellers for the purpose of becoming familiar with all matters relating to the Business and the Assets; provided, however, that such process shall be conducted in a manner that does not unreasonably interfere with the normal operations, and customer and employee relationships, of Sellers. At the request of Buyer, Sellers shall furnish to Buyer further information reasonably relating to the matters set forth in paragraph 3 hereof and the exhibits thereto and copies of all documents referred to therein, as well as any and all other matters reasonably relating to Sellers' operation of the Business. Sellers shall use their reasonable best efforts to cause their personnel to assist Buyer in such process. During such process, Buyer shall have the right to make copies (at Buyer's cost) of such records, files and other materials as it may deem advisable for its own use and the use of Buyer's Representatives, and shall maintain the confidentiality thereof prior to and, with respect to copies not related to the Business, subsequent to Closing. If this Agreement is not consummated, Buyer and its representatives shall, upon request of Sellers, return to Sellers all copies made by Buyer and its representatives of material belonging to Sellers and shall destroy all such confidential information contained in any document of Buyer.

                 (f) To maintain Sellers as corporations in good standing under the laws of their respective states of organization, and under the laws of each other state in which they are qualified to do business.

                 (g) To use reasonable best efforts in good faith to take or cause to be taken all action reasonably necessary or desirable under this Agreement on Sellers' part as promptly as reasonably practicable, so as to permit the consummation of the transactions contemplated hereby, and to cooperate fully with the other parties hereto to that end.

                 (h) Unless approved in advance by Buyer, not to issue any press release or written statement for general or public circulation relating to the transactions contemplated hereby, except as required by law in the reasonable opinion of Sellers' counsel. Sellers shall use good faith efforts to obtain Buyer's approval of the text of any public report, statement or release to be made on behalf of Sellers.

                 (i) In cooperation with Buyer as required, to commence all reasonable action, provide all reasonable information, and execute all documents reasonably required to obtain all applicable consents, approvals and agreements of, and to give all notices to and make all filings with, any third parties as may be necessary to consummate the transactions contemplated hereby (provided that no consents for the transfer of the Facility Contracts shall be required), by a date early enough to allow the transactions to be consummated by the Document Closing and effective as of the Closing Date except as otherwise agreed in writing by the parties hereto.

                 (j) Except in the ordinary course of business, not to terminate or waive any material rights under any Facility Contract.

         6.      COVENANTS OF BUYER

                 From the Document Closing to Closing, Buyer agrees to use commercially reasonable efforts:

                 (a) Not to take any other action which would cause any of the representations and warranties made in this Agreement by Buyer to be materially untrue or incorrect in any respect on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

                 (b) To maintain Buyer as a corporation in good standing under the laws of its state of organization, and under the laws of each other state in which it is qualified to do business.

                 (c) To use reasonable best efforts in good faith to take or cause to be taken all action reasonably necessary or desirable under this Agreement on its part as promptly as reasonably practicable, so as to permit the consummation of the transactions contemplated hereby, and to cooperate fully with the other party hereto to that end.

                 (d) Unless approved in advance by Seller Parent, not to issue any press release or written statement for general or public circulation relating to the transactions contemplated hereby, except as required by law in the reasonable opinion of Buyer's counsel. Buyer agrees to use good faith efforts to obtain Sellers' approval of the text of any public report, statement or release to be made on behalf of Buyer or Buyer Parent.

                 (e) In cooperation with Sellers as required, to commence all reasonable action, provide all reasonable information, and execute all documents reasonably required to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to consummate the transactions contemplated hereby, by a date early enough to allow the transactions to be consummated by the Document Closing and effective as of the Closing Date except as otherwise agreed in writing by the parties hereto.

                 (f) Not to take any other action which would cause any of the representations and warranties made in this Agreement by Sellers to be materially untrue or incorrect in any adverse respect on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         7.      CONDITIONS TO OBLIGATIONS OF BUYER AND BUYER PARENT

                 The obligations of Buyer and Buyer Parent hereunder with respect to the Document Closing are subject to the fulfillment, at or prior to the Document Closing, of each of the following conditions, performance of any or all of which may be waived in writing by Buyer Parent; together with the delivery by Sellers of the documents required to be delivered by them pursuant to the provisions of paragraph 10 hereinafter:

                 (a) The Sellers' Representations and Warranties contained in this Agreement shall be true and correct in all material respects at the Document Closing as though the Sellers' Representations and Warranties were made at such time. Sellers shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to or at the Document Closing. Buyer's counsel shall have obtained, with respect to each Seller, a Good Standing Certificate if such a document is issued by the appropriate department of the applicable state of incorporation, dated as of a day proximately before the Document Closing. Each Seller shall have delivered a Certificate signed by its authorized officer certifying to the truth of such Seller's representations and warranties and such Seller's performance and compliance.

                 (b) There shall not have been any material adverse change in the Business.

                 (c) No suit, action or other legal or administrative proceeding shall have been instituted or threatened, or claim or demand made against Buyer or Sellers before any court or other governmental body, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, or which questions their validity or legality, or which might materially and adversely affect the Business.

                 (d) All proceedings to be taken and all documents to be executed and delivered by Sellers in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory as to form and substance to Buyer and its counsel.

                 (e) The Board of Directors and, if required by law or contract, the shareholders of each Seller shall have ratified and approved the execution and performance of this Agreement, and each Seller shall have delivered to Buyer a true and correct copy of such resolutions, certified by such Seller's Secretary or Assistant Secretary.

                 (f) All consents, approvals and waivers from governmental authorities, if any, and other parties necessary to permit Sellers to transfer the Assets to Buyer as contemplated hereby and to permit Buyer to operate the Business after the Closing shall have been obtained, provided that nothing herein shall be construed so as to require or make the Document Closing or Closing conditional upon the Buyer having obtained the consent of the parties to the Facility Contracts to the transactions contemplated hereby.

                 (g) The Boards of Directors of Buyer and Buyer Parent shall have ratified and approved the execution and performance of this Agreement, the Promissory Note, and the Bill of Sale and Assignment.

         8.      CONDITIONS TO OBLIGATIONS OF SELLERS

                 The obligations of Sellers hereunder with respect to the Document Closing are subject to the fulfillment, on or prior to the Document Closing, of each of the following conditions, performance of any or all of which may be waived in writing by Sellers; together with the delivery by Buyer and Buyer Parent of the documents required to be delivered by them pursuant to the provisions of paragraph 10 hereinafter:

                 (a) The representations, warranties and covenants of Buyer contained in this Agreement shall be true and correct in all material respects at the Document Closing as though such representations, warranties and covenants were made at such time. Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Buyer prior to or at the Document Closing.
Buyer shall have delivered a Good Standing Certificate issued by the appropriate department of its state of incorporation, dated as of a day proximately before the Document Closing, as well as a certificate signed by its President or Vice President certifying to the truth of such representations and warranties and such performance and compliance.

                 (b) No suit, action or other legal or administrative proceeding shall have been instituted or threatened, or claim or demand made against Buyer or Sellers before any court or other governmental body, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, or which questions their validity or legality.

                 (c) All proceedings to be taken and all documents to be executed and delivered by Buyer in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory as to form and substance to Sellers and their counsel.

                 (d) The Board of Directors and shareholder of Buyer and the Board of Directors of Buyer Parent shall have ratified and approved the execution and performance of this Agreement, and Buyer and shall have delivered to Sellers a true and correct copy of each such resolution, certified by the Secretary or Assistant Secretary of the applicable party.

                 (e) All consents, approvals and waivers from governmental authorities, if any, and other parties necessary to permit Sellers to transfer the Assets to Buyer as contemplated hereby shall have been obtained, provided that nothing herein shall be construed so as to require or make the Document Closing or Closing conditional upon the Buyer having obtained the consent of the parties to the Facility Contracts to the transactions contemplated hereby.

                 (f) The Board of Directors and Shareholder of the Seller and the Board of Directors of Seller Parent shall have ratified and approved the execution and performance of this Agreement.

         9.      PROVISIONS FOR INDEMNIFICATION

                 (a) Sellers hereby jointly and severally agree to indemnify Buyer and Buyer Parent and save and hold them harmless from, against, for and in respect of any and all damages, losses, obligations, liabilities, costs and expenses incident to any suit, action, investigation, claim or proceeding, including, without limitation, interest, penalties, reasonable attorneys' fees and reasonable amounts paid in defense and/or settlement of any of the foregoing (collectively, "Buyers' Damages"), suffered, sustained, incurred or required to be paid by Buyer or Buyer Parent by reason of, or in connection with, or arising out of:

                                  (i)  Any breach of any warranty or
representation made by Sellers in this Agreement or any Exhibit hereto or in any certificate or document delivered pursuant to this Agreement;

                                  (ii) Any loss or damage resulting to Buyer or
Buyer Parent by reason of any claim, debt, liability or obligation of Sellers, except for liabilities or obligations of Sellers expressly assumed by Buyer pursuant to the provisions of subparagraph 1(c) of this Agreement; and

                                  (iii)    All liabilities and obligations,
fixed or contingent, known or unknown, actual or alleged, asserted against, imposed upon or incurred by Buyer or Buyer Parent as a proximate result of or in connection with any act, failure to act, misconduct, unlawful act, dereliction of duty or negligence on the part of any Seller relating to such Seller's ownership and/or operation of the Business and/or Assets on or prior to the Closing Date.

                 Without restricting the generality of the foregoing, Sellers hereby agree to indemnify Buyer and Buyer Parent and save and hold them harmless from, against, for and in respect of any and all Buyers' Damages arising if any disallowance or demand for refund by a third party payor or patient with respect to a billing for services rendered prior to the Closing results in a setoff by such payor or patient against a billing for services rendered by Buyer after the Closing.

                 (b) Buyer hereby agrees to indemnify Sellers and save and hold them harmless from, against, for and in respect of any and all damages, losses, obligations, liabilities, costs and expenses incident to any suit, action, investigation, claim or proceeding, including, without limitation, interest, penalties, reasonable attorneys' fees and reasonable amounts paid in defense and/or settlement of any of the foregoing (collectively, "Sellers' Damages") suffered, sustained, incurred or required to be paid by Sellers by reason of, or in connection with, or arising out of:

                                  (i)  Any breach of any warranty or
representation made by Buyer in this Agreement or any Exhibit hereto or in any certificate or document delivered pursuant to this Agreement;

                                  (ii) Any loss or damages resulting to Sellers
by reason of any claim, debt, liability or obligation of Buyer or Buyer Parent for the liabilities and obligations of Sellers expressly assumed by Buyer pursuant to the provisions of subparagraph 1(c) of this Agreement;

                                  (iii)    All liabilities and obligations,
fixed or contingent, known or unknown, actual or alleged, asserted against, imposed upon or incurred by Sellers as a proximate result of or in connection with any act, failure to act, misconduct, unlawful act, dereliction of duty or negligence on the part of Buyer or Buyer Parent relating to the Buyer's ownership and/or operation of the Business and the Assets on and after the Closing Date; and

                                  (iv)  All liabilities and obligations
resulting to Sellers as a result of Buyer's use of the name "MHM Bay Colony".

                 (c) Any party, whether Buyer or Seller, claiming a right to indemnification under the provisions of this paragraph 9 (hereinafter, the "Indemnitee") shall give written notice as promptly as practicable (and in any event, within ten (10) days after receipt of notice or service of any citation, Summons, Complaint or lawsuit) to the other parties of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which, in the opinion of the claiming party, is likely to give rise to an indemnification claim. Notwithstanding the foregoing, the failure to give timely notice shall not affect rights to indemnification hereunder, except to the extent that the party or parties against whom such indemnity is sought to be recovered (hereinafter, the "Indemnitor") shall demonstrate damage caused by such failure. Indemnitor shall have the right to undertake the defense of any such matter at Indemnitor's sole cost and expense, and through legal counsel reasonably acceptable to Indemnitee, provided that Indemnitor proceeds in good faith, expeditiously and diligently. No final determination shall be made pursuant to subparagraph 9(d) below while such defense is still being made until the earlier of (x) the resolution of such claim by Indemnitor with the claimant, or (y) the termination of the defense by Indemnitor against such claim or the failure of Indemnitor to prosecute such defense in good faith and in an expeditious and diligent manner. Indemnitee, at its option and at its sole cost and expense, shall have the right to participate in any defense undertaken by Indemnitor, with legal counsel of its own selection. No settlement or compromise may be made by Indemnitor without the prior written consent of Indemnitee unless (x) prior to such settlement or compromise Indemnitor acknowledges in writing Indemnitor's obligation to pay in full the amount of the settlement or compromise and all associated expenses; (y) Indemnitee is furnished with security reasonably satisfactory to Indemnitee that Indemnitor will in fact pay such amount and expenses; and (z) if any part of the settlement or compromise establishes an obligation other than payment and the making of customary releases and filings, the Indemnitee is not required to fulfill any such obligation.

                 (d) Indemnitor shall pay to Indemnitee the amount of established claims for indemnification within twenty (20) days after the establishment thereof by final judgment thereon after all appeals have been taken or applicable appeal periods have expired (the "Due Date") in cash or by certified check. Any amounts not paid by Indemnitor on or before the Due Date shall bear interest from the Due Date thereof (if and when Indemnitee pays same) until the date paid at a rate equal to the prime rate of interest as published in the Wall Street Journal under "Money Rates" from time to time or, if such a rate is no longer published by the Wall Street Journal, the rate most comparable to the prime rate.

                 (e) The indemnifications provided in this paragraph 9 shall survive Closing, provided that any claim for indemnification hereunder shall be made no later than two (2) years after Closing.

                 (f) Notwithstanding anything to the contrary contained herein, no indemnity shall be payable by Buyer or Sellers hereunder with respect to claims until the amount of all claims of the Indemnitee pursuant to this paragraph 9 shall exceed $25,000.00 in the aggregate and any indemnity payable hereunder with respect to such claims shall be limited to the excess of the amount of all claims over $25,000, provided that such indemnity shall be payable only in respect of claims of $5,000 or more. Notwithstanding anything to the contrary contained herein, the aggregate maximum indemnity obligation payable by Sellers shall in no event exceed the aggregate amounts paid to Sellers by the Buyer and Buyer Parent under this Agreement; provided, however, that in the event that Buyer does not use "Bay Colony" in its name, and only in such event, the foregoing maximum shall be increased by $300,000 only with respect to any indemnity obligation payable by Sellers due to a breach of paragraphs 3(f) (but only with respect to a claim based on an action, suit, litigation, claim, or investigation by a governmental entity or an order, judgment, decree, or obligation obtained by a governmental entity), 3(h), and 3(k) asserted prior to the first anniversary of the Closing Date.

         10.     CLOSING

                 The Document Closing shall take place on November 22, 1996 (the "Document Closing") and at such time and according to such modalities as shall be agreed upon in writing by Counsel for Seller and Buyer, said time being of the essence. All proceedings to be taken and all documents to be executed and delivered by all parties at the Document Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered, until all have been taken, executed and delivered. At the Document Closing:

                 (a)      Sellers shall deliver or cause to be delivered to
Buyer:

                                  (i)  A Bill of Sale and Assignment,
substantially in the form attached hereto as EXHIBIT 10(a)(i), transferring to Buyer good and marketable title to the Assets, to be effective as of December 1, 1996 (the "Closing Date" or "Closing");

                                  (ii) the certificates of each Seller
described in subparagraph 7(a);

                                  (iii)    the Secretaries' certifications of
corporate resolutions described in subparagraph 7(e); and

                                  (iv) the Opinion of Counsel described in
paragraph 11.

                 (b)      Buyer shall deliver to Sellers;

                                  (i)  One Hundred and Fifty Thousand Dollars
($150,000.00), by wire transfer of immediately available funds;

                                  (ii) the Promissory Note to be issued to
Sellers pursuant to paragraph 2(a)(ii) hereof;

                                  (iii)    the certificate of Good Standing of
Buyer described in subparagraph 8(a);

                                  (iv) the certificate of Buyer described in
subparagraph 8(a);

                                  (v)  the Secretarys' certifications of
corporate resolutions described in subparagraph 8(d); and

                                  (vi) the Opinion of Counsel described in
paragraph 12.

         11.     OPINION OF COUNSEL FOR SELLERS

                 Sellers shall deliver to Buyer and Buyer Parent at the Document Closing an opinion of Seller Parent's General Counsel, in form and substance reasonably acceptable to Buyer's counsel, dated as of the date of the Document Closing, addressed to Buyer and Buyer Parent, to the effect that:

                 (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full corporate power to carry on its business as it is being conducted.

                 (b) The execution, delivery and performance of this Agreement and all documents and agreements required to be executed by Sellers by this Agreement have been duly authorized and approved by all necessary corporate and other required action, and neither the execution, delivery or performance of, or consummation of the transactions contemplated by, this Agreement by Sellers require any further actions or authorizations. This Agreement and all such documents and agreements delivered pursuant to this Agreement have been duly executed and delivered by Sellers, require no further actions or authorizations, and constitute their respective legal, valid and binding obligations, enforceable in accordance with their respective terms, except as the enforceability of all such documents and agreements may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and further except to the extent that the enforceability of such obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         12.     OPINION OF COUNSEL FOR BUYER

                 Buyer shall deliver to Sellers at the Document Closing an opinion of Simon, Turnbull & Martin, Chartered, counsel for Buyer and Buyer Parent, in form and substance reasonably acceptable to Seller's counsel, dated as of the date of the Document Closing, addressed to Sellers, to the effect that:

                 (a) Each of Buyer and Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power to carry on its business as it is being conducted.

                 (b) The execution, delivery and performance of this Agreement and all documents and agreements required to be executed by Buyer and Buyer Parent by this Agreement have been duly authorized and approved by all necessary corporate and other required action, and neither the execution, delivery or performance of, or consummation of the transactions contemplated by, this Agreement by Buyer and Buyer Parent require any further actions or authorizations. This Agreement and all such documents and agreements delivered pursuant to this Agreement have been duly executed and delivered by Buyer and Buyer Parent, require no further actions or authorizations, and constitute their respective legal, valid and binding obligations, enforceable in accordance with their respective terms, except as the enforceability of all such documents and agreements may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and further except to the extent that the enforceability of such obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         13.     RESTRICTIVE COVENANT

                 (a) The parties understand and agree that it is the intention of Buyer to expand markets and marketing activities, utilizing the Assets, beyond those engaged in by Sellers; and further that such operations are intended in the future to be throughout the Commonwealth of Massachusetts. Therefore, Sellers agree that for a period of three (3) years from and after Closing hereunder, no Sellers will, directly or indirectly, within the Commonwealth of Massachusetts, carry on or engage in, whether by owning an interest in, leasing, managing, operating, providing services to, or otherwise, any business which shall provide mobile professional geripsych services to residents of or geripsych management services to, skilled nursing facilities, adult day care centers, and assisted living facilities or counseling services to, or management of counseling services for, residents' families in any of the foregoing facilities (which counseling services are currently billed under Medicare Procedure Codes 90846 and 90847), or any similar business with respect to residents of such facilities.

                 (b) Sellers acknowledge that the restrictions contained in subparagraph 13(a), in view of the nature of the business activities in which Buyer intends to utilize the Assets, are reasonable and necessary in order to protect the legitimate interests of Buyer, and that any violation thereof would result in irreparable injuries to Buyer. Sellers therefore acknowledges that in the event of a breach or threatened breach of the provisions of subparagraph 13(a) by Seller, Buyer shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Sellers from any violation of the foregoing, provided that Buyer shall not be entitled to an injunction contrary to the public health, safety or welfare. If the period of time or geographic area specified should be deemed unreasonable in any proceeding, then the period of time or geographic area will be reduced by the elimination or reduction of a portion thereof so that such restrictions may be enforced for such time and area as is adjudged to be reasonable.

                 (c) Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, from Seller.

         14.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                 The parties hereto agree that the representations and warranties contained in this Agreement and the Exhibits hereto, and in each certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement and the Closing hereunder, regardless of any investigation made by any of the parties hereto; and shall continue to exist as to each such representation and warranty for a period of two (2) years from and after Closing.

         15.     FURTHER ASSURANCES

                 Subsequent to the Document Closing and Closing, Seller and Buyer shall each, at the reasonable request of the other, furnish, execute and deliver such documents, instruments, certificates, notices and other and further assurances as counsel for the requesting party shall reasonably require as necessary or desirable to effect complete consummation of this Agreement and to carry out the transactions contemplated hereunder, or in connection with the preparation and filing of reports (including tax returns and reviews thereof) required or requested by governmental agencies, stock exchanges or other regulatory bodies. Without restricting the generality of the foregoing, Buyer shall cooperate with and assist Sellers in the collection of accounts receivable of the Business and the Facility Contracts with respect to periods prior to the Closing by having its employees respond to questions and requests regarding such accounts receivable (for no consideration) to the extent such cooperation and assistance becomes necessary as a result of the transactions contemplated hereby and Sellers make available to Buyer such patient records as Buyer may reasonably request in connection with post-closing provision of services to patients. If Buyer or either Seller receives funds to which the other party is entitled, such party shall promptly transfer such funds to such other party.

         16.     TERMINATION

                 This Agreement may be terminated by written notice from either Buyer or Sellers to the other party if the Document Closing has not occurred on or before November 22, 1996, without further liability of either party to the other, except with respect to the confidentiality of materials delivered by each party to the other.

         17.     NOTICES

                 (a) Each notice, demand, request, consent, report, approval or communication ("Notice") which is or may be required to be given by any party to any other party in connection with this Agreement and the transactions contemplated hereby, shall be in writing, and given by telecopy, personal delivery, recognized overnight courier service, receipted delivery service, or by certified mail, return receipt requested, prepaid and properly addressed to the party to be served as shown in subparagraph 17(b) below.

                 (b) Notices shall be effective on the date sent via telecopy, the date delivered personally or by receipted delivery service or by recognized overnight courier service, or three (3) days after the date mailed:

                 If to Sellers:            c/o Mr. William J. Hartigan
                                           President
                                           Liberty Management Group, Inc.
                                           21 Custom House Street
                                           Suite 500
                                           Boston, MA  02110
                                           Fax No. (617) 439-8829

                 In each case,
                 with copies to:       Liberty Management Group, Inc.
                                       21 Custom House Street
                                       Suite 500
                                       Boston, MA  02110
                                       Fax No. (617) 439-8829
                                       Attn:  General Counsel

                 If to Buyer
                 or Buyer Parent:      Mr. Michael S. Pinkert
                                       President
                                       MHM Services, Inc.
                                       8000 Towers Crescent Drive
                                       Suite 810
                                       Vienna, VA 22182
                                       Fax No. (703) 749-4604

                 In each case,
                 with copies to:       Lowell D. Turnbull, Esq.
                                       Simon, Turnbull & Martin,
                                       Chartered
                                       1299 Pennsylvania Avenue, N.W.
                                       Suite 1050 East
                                       Washington, D.C. 20004-2400
                                       Fax No. (202) 508-9809

                 (c) Each party may designate by Notice to the others in writing, given in the foregoing manner, a new address to which any Notice may thereafter be so given, served or sent.

         18.     BROKER

                 No broker's or finder's fee, expense, commission or other form of compensation (collectively, "Fee") is due or payable from or by Buyer or Sellers; nor has any such Fee been earned by any third party on behalf of any of the foregoing in connection with the negotiation and execution of this Agreement, or in any other manner affecting or involving the Business, or the consummation of any transaction contemplated hereby, or in connection with any proposed sale of the Business or any of the Assets, or any restructuring or merger or similar transaction involving Sellers.

Sellers agree to indemnify and save Buyer harmless from and against any and all claims or demands for Fee by or from any person or persons whatsoever, based on any arrangement made by Sellers. Buyer agrees to indemnify and save Sellers harmless from and against any and all claims or demands for Fee by or from any person or persons whatsoever, based on any arrangement made by Buyer.

         19.     EXPENSES

                 Whether or not the transactions contemplated hereby are consummated, Sellers shall be solely responsible for the payment of, and shall pay, the fees, expenses, commissions or other forms of compensation (collectively, "Expenses") due or payable to, or earned by, attorneys, accountants, bankers investment bankers, consultants, analysts and advisors (collectively, "Advisors") selected or retained by Sellers, and Buyer shall be solely responsible for the payment of, and shall pay, the Expenses of Advisors selected or retained by Buyer, in connection with the negotiation, authorization, preparation, execution and performance of this Agreement, and the consummation of the transactions contemplated hereby.

         20.     NO SOLICITATION

                 Unless and until this Agreement shall have been terminated pursuant to the provisions of paragraph 16 hereof, Sellers shall not, and shall use their best efforts to cause each of Seller's officers, directors and affiliates not to:

                 (a) Solicit or initiate, directly or indirectly, discussions or negotiations with any corporation, partnership, person or other entity or group concerning any sale of Assets or similar transaction involving the Business (a "Takeover Proposal"); or

                 (b) Except as required by law, knowingly disclose, directly or indirectly, any information not customarily disclosed to any person (other than Buyer and its Advisors) concerning the business and properties of Seller, knowingly afford to any other Person access to the properties, books or records of Seller regarding the Business with respect to a possible Takeover Proposal or otherwise knowingly assist or encourage any person (other than Buyer, and its Advisors) in connection with a Takeover Proposal.

         21.     ENTIRE AGREEMENT

                 This Agreement, together with the Exhibits hereto, constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof, and there are no other prior or contemporaneous written or oral agreements, understandings, undertakings, negotiations, promises, discussions, warranties or covenants not specifically referred to or contained herein or attached hereto. No supplement, modification, termination in whole or in part, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         22.     EMPLOYEES

                 Buyer agrees that, upon Closing, Buyer or, at the option of Buyer, its employee leasing service, Administaff Companies, Inc. ("Administaff") will employ those employees of the Business listed on EXHIBIT 22 on an at-will basis or upon such other basis as specifically negotiated upon by the employee and Buyer. Sellers agree that on or prior to the Closing Date, Larry Steinhauser, Ph.D. may enter into an employment contract with Buyer or, at the option of Buyer, Administaff, the terms of which shall be mutually satisfactory to Buyer and Dr. Steinhauser, with annual compensation at least equal to his current compensation and otherwise consistent with his employment obligations with Seller Sub. All compensation payable by Buyer to Dr. Steinhauser shall be considered a part of the expense in Aggregate Regional Overhead Costs. Buyer agrees that, for a period of 90 days after the Closing Date, Doctor Steinhauser shall be available to consult with the Sellers on the closing, wind down or termination and transition of the Sellers' Connecticut Business. Such services shall be provided to Sellers at no cost to Sellers except for any out-of-pocket costs reasonably incurred by Buyer or Doctor Steinhauser in connection with the rendering of such services by Doctor Steinhauser (which will be promptly paid by Sellers to Buyer upon presentation by Buyer of reasonable documentation of the incurrence of such costs) and Doctor Steinhauser shall not be obligated to spend more than two days a week rendering such services during such period.

         23.     BINDING EFFECT

                 Subject to the provisions of paragraph 24 hereinafter, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their and each of their respective heirs, executors, administrators, successors and permitted assigns, and no other person shall have or derive any right, benefit or obligation hereunder.

         24.     ASSIGNMENT

                 Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party; except that Buyer may, without such consent, assign any or all such rights and such obligations to a wholly-owned subsidiary of Buyer, which shall assume all obligations and liabilities hereunder so assigned, but without releasing Buyer or Buyer Parent with respect to any such obligations or liabilities except with the prior written consent of Sellers in their sole discretion. Notwithstanding the foregoing, Seller Sub may on or after the Document Closing Date assign any or all of its rights hereunder to Seller Parent and any of the Sellers may negotiate the Promissory Note without the consent of the Buyer.

         25.     HEADINGS

                 The headings or titles of the various paragraphs of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication or intention, limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the paragraph so designated.

         26.     LAW GOVERNING

                 This Agreement shall be governed in all respects, whether as to validity, construction, interpretation, capacity, performance or otherwise, by the laws of the Commonwealth of Massachusetts. If any provision of this Agreement shall be held invalid by a court with jurisdiction over the parties to this Agreement, then and in that event, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof. Except as aforesaid, if any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then and in that event, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such instrument. Nothing herein shall be construed so as to modify or diminish Buyer's offset rights as specifically refered to in paragraph 2(a)(ii).

         27.     COUNTERPARTS

                 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         28.     CONSENTED ASSIGNMENT

                 Anything contained herein or therein to the contrary notwithstanding, as between the Buyer and third parties, this Agreement and the assignments to be granted by Sellers hereunder shall not constitute an assignment or an agreement to assign any claim, right or contract if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Sellers thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Sellers' rights thereunder so that Buyer would not in fact receive all such rights, Sellers shall cooperate in any reasonable arrangement designed to provide the Buyer the benefits under any such claim, right or contract, including, without limitation, enforcement of any and all rights of Sellers against the other party or parties thereto arising out of the breach or cancellation by such other parties or otherwise.

         29.     GUARANTY OF BUYER PARENT

                 For value received and hereby acknowledged, Buyer Parent hereby unconditionally and absolutely guaranties the full and prompt payment and performance, as and when due, of all indebtedness, obligations, agreements and liabilities of every kind, nature and description of Buyer under this Agreement and the Promissory Note (collectively, the "Obligations"). This guaranty is a continuing guaranty of the full and punctual payment and performance of the Obligations and not merely of their collectibility. Buyer Parent hereby waives notice of acceptance hereof and reliance hereon, notice of any action taken or omitted by Seller Sub or Seller Parent in reliance hereon, suretyship defenses, presentment, demand, protest, notice of nonpayment, notice of dishonor and notice of any default by the Buyer except as specifically set forth herein.

         30.     GUARANTY OF SELLER PARENT

                 For value received and hereby acknowledged, Seller Parent hereby unconditionally and absolutely guaranties the full and prompt payment and performance, as and when due, of all indebtedness, obligations, agreements and liabilities of every kind, nature and description of Seller Sub under this Agreement (collectively, the "Obligations"). This guaranty is a continuing guaranty of the full and punctual payment and performance of the Obligations and not merely of their collectibility. Seller Parent hereby waives notice of acceptance hereof and reliance hereon, notice of any action taken or omitted by Buyer or Buyer Parent in reliance hereon, suretyship defenses, presentment, demand, protest, notice of nonpayment, notice of dishonor and notice of any default by the Buyer except as specifically set forth herein.

         31.     CONSENT TO USE OF NAME.   Without making any representation or
warranty with respect to the rights of any third party to object thereto or that such name is exclusive or protected Sellers consent to Buyer doing business in Massachusetts under the name "MHM Bay Colony" for no more than one year after the Closing.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers and have affixed their respective corporate seals, all on the day and year first above written.


                            Buyer:
                            -----

                            MHM Extended Care Services, Inc.


                             By: /s/ MICHAEL S. PINKERT
                                -------------------------------
                                    Michael S. Pinkert
                                    President and Chief Executive
                                    Officer


                            Buyer Parent:
                            ------------
                            MHM Services, Inc.


                             By:  /s/ MICHAEL S. PINKERT
                                -------------------------------
                                    Michael S. Pinkert
                                    President and Chief Executive
                                    Officer


                            Sellers:
                            -------
                            Liberty Management Group, Inc.


                            By:  /s/ ROBERT D. EULA
                               --------------------------------
                                         V.P.

                            Liberty Bay Colony Health Services, Inc.

                            By:   /s/ ROBERT D. EULA
                               --------------------------------
                                         V.P.

                                 PROMISSORY NOTE

$150,000.00                                                     December 1, 1996


         FOR VALUE RECEIVED, the undersigned MHM Extended Care Services, Inc., a Delaware corporation (the "Company"), promises to pay to the order of Liberty Management Group, Inc., a Massachusetts corporation, and Liberty Bay Colony Health Services, Inc., a Massachusetts corporation, jointly, (collectively, the "Payees"), the principal sum of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) in one (1) installment on December 1, 1999, together with interest on the unpaid balance of this Note from time to time outstanding, at the rate hereinafter set forth, from the date hereof until payment in full of all principal and interest hereunder. This Note may be prepaid in whole or in part at any time and from time to time, without premium or penalty.

         1. Interest. Interest on the unpaid balance hereof shall be payable quarterly in arrears on the 1st day of each March, June, September, and December, commencing March 1, 1997 and shall be at the rate of nine percent (9%) per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed). Any payment not made when due and the entire unpaid balance after default or maturity shall accrue interest at the rate of eighteen percent (18%) per annum, or, if less, the highest rate allowable by applicable law.

         2. Event of Default. Upon the occurrence of any of the following events (each hereinafter called an "Event of Default"):

                (a) The Company shall fail to pay any installment of principal or interest hereunder when due and shall have failed to cure such nonpayment within five business days after receiving notice from Payees of such failure to pay; provided, however, that after Payees send such a notice as a result of the failure of the Company to pay any installment when due, any failure by the Company to pay when due any other installment due during the twelve months after the date of the first such notice shall constitute an Event of Default.

                (b) The Company shall fail to cure any breach of this Note (other than a failure to pay any installment of principal or interest) within thirty (30) days after receiving notice from Payees of such breach.

                (c) The Company shall fail to pay promptly when due any indemnity obligation under that certain Asset Purchase Agreement of even date by and among the Company, MHM Services, Inc. ("MHM"), and Payees.

                (d) The dissolution, termination of existence, insolvency, business failure, cessation, suspension or termination of the active conduct of the normal business activities of the Company or MHM; the service upon either Payee of a writ or other court document in which such Payee is named as trustee of the Company or MHM, which attachment remains undischarged for a period of 45 days; the calling of a meeting of creditors, appointment of a committee of creditors or liquidating agents, or offering of a composition or extension to creditors by, for or of the Company or MHM; the Company or MHM shall make any assignment for the benefit of creditors, or enter into any composition, trust mortgage or similar arrangement with its respective creditors; the Company or MHM shall cease, be unable or admit in writing its inability to pay its respective debts as they mature; or the commencement by or against the Company or MHM of a case under the federal bankruptcy laws, as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency or other laws relating to relief for debtors, or the readjustment, reorganization, composition or extension of debt; or

                (e) The entry of a decree or order against, or consent by the Company or MHM to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or MHM or for any part of the property of the Company or MHM or the winding up or liquidation of the affairs of either;

then, and in any such event, and at any time thereafter if any Event of Default shall then be continuing, the principal of and accrued interest on this Note shall, at Payees' option, forthwith become, due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company; provided that, if an Event of Default specified in Section 2(d) shall occur, the principal of, and accrued interest on, this Note shall automatically and immediately become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

         3. Waivers. The Company hereby (a) waives all presentment, demand for performance, notice of nonperformance (except to the extent expressly required by the provisions hereof), protest, notice of protest and notice of dishonor, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, (b) assents to any extension or postponement of the time of payment or any other indulgence and/or to the addition or release or any party or person primarily or secondarily liable, (c) waives any requirement of diligence or promptness on the part of the Payees in the enforcement of their rights under this Note, (d) waives all notices of every kind which may be required to be given by any statute or rule of law, (e) waived any valuation, stay, appraisement or redemption laws and (f) waives any defense of any kind (other than payment) including all suretyship defenses which it may now or hereafter have with respect to its liability under this Note.

         4. Course of Dealing. No course of dealing between the parties shall operate as a waiver of any of the parties' respective rights under this Note. No delay or omission on the part of Payees in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder. No amendment or waiver hereof shall be binding unless it is in writing and signed by the parties.

         5. Payments; Notices. All payments to the holder hereof shall be made at the address set forth below or at such other address as the holder hereof shall specify in writing to the company. Any notice or demand in connection with this Note shall be deemed to be delivered if in writing addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered at such address; (b) telecopied to the party's telecopy number set forth below or (c) in the case of a letter, (i) three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified or (ii) one day has elapsed after the same shall have been delivered to Federal Express or other recognized overnight courier for overnight delivery.

                If to Payees, to them at the following address:

                Liberty Management Group, Inc.
                21 Custom House Street, Suite 500
                Boston, MA 02110
                Attention: President
                Telecopier Number: (617) 439-8829

                If to the Company, to it at the following address:

                MHM Extended Care Services, Inc.
                8000 Towers Crescent Drive, Suite 810
                Vienna, VA 22182
                Attention: President
                Telecopier Number: (703) 749-4604

                With a copy to:

                Lowell D. Turnbull, Esq.
                Simon, Turnbull & Martin, Chartered
                1299 Pennsylvania Avenue, N.W.
                Suite 1050 East
                Washington, D.C. 20004-2400
                Telecopier Number: (202) 508-9809

         6. Costs. The Company hereby agrees to pay all reasonable expenses of the holder hereof (including reasonable attorney fees and expenses) in connection with the enforcement and collection of this Note.

         7. Assignability; Governing Law. This Note shall bind and inure to the benefit of the Company and Payees and their respective successors and assigns, including as such successors and assigns of Payees any holder of this Note, provided that the obligations of the Company hereunder may not be assigned except with the prior written consent of the holder hereof. This Note shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the Commonwealth of Massachusetts. The word "holder" as used in this Note shall refer to Payees and all assignees, endorsees or transferees of payees.

         8. Limited Offset and Defenses. This Note is an absolute, unconditional and fully negotiable promissory note without offset or defense of any kind or nature except for an offset of $75,000 if the Sun Contract (as defined below) was invalid in its entirety due to an act or omission of any of the Payees prior to the date hereof other than the assignment of the Sun Contract to, or purchase of the Sun Contract by, the Company. As used herein, the "Sun Contract" shall mean the Geripsych Consulting Agreement dated as of October 1, 1995 between the Payees, and Sun Healthcare Group, Inc. and Sunrise Healthcare Corporation.

                IN WITNESS WHEREOF, the undersigned Company has caused this Note to be executed as an agreement under seal by its duly authorized officer as of the date first above written.

WITNESS:                                MHM EXTENDED CARE SERVICES, INC.


                                        By:
------------------------------------       ------------------------------------
                                           Name:
                                           Title:

                         GUARANTY BY MHM SERVICES. INC.

         For value received and hereby acknowledged, MHM Services, Inc. hereby unconditionally and absolutely guaranties the full and prompt payment and performance, as and when due, of all indebtedness, obligations, agreements and liabilities of every kind, nature and description of the Company under this Note (the "Obligations"). This guaranty is a continuing guaranty of the full and punctual payment and performance of the Obligations and not merely of their collectibility.

         MHM Services, Inc. hereby waives notice of acceptance hereof and reliance hereon, notice of any action taken or omitted by the Payees in reliance hereon, suretyship defenses, presentment, demand, protest, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, and giving notice of any default by the Company except as specifically set forth herein.

                                    MHM SERVICES, INC.



                                    By:
                                       --------------------------------------
                                         Its:








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